EXHIBIT 4(f)

                        IL ANNUITY AND INSURANCE COMPANY
                       ENDORSEMENT FOR SECTION 457 ANNUITY

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                                                                    EXHIBIT 4(f)

                        IL ANNUITY AND INSURANCE COMPANY
                       ENDORSEMENT FOR SECTION 457 ANNUITY

This endorsement applies to the attached Contract, which is described in section 401(f) of the Internal Revenue Code ("Code"). It is designed to comply with the requirements of section 457(g) of the Code.

The following provisions apply and replace any contrary Contract provisions.

EFFECTIVE DATE
The effective date of this endorsement is the issue date of the Contract. This effective date applies to all Contracts except for those issued in connection with a governmental 457(b) plan in existence on or before August 20, 1996. In that case, the effective date will be the later of:

(a)  January 1, 1999, or
(b)  the issue date of the Contract.

EXCLUSIVE BENEFIT
The following amounts are held for the exclusive benefit of the annuitant and his or her beneficiaries under the plan:

(a)  all amounts of the annuitant's wages deferred as required under the plan,
(b)  all property and rights purchased with such amounts, and
(c)  all income attributable to such amounts, property, or rights.

TRANSFER OF DEFERRED COMPENSATION
All amounts of compensation deferred under the plan and transferred to the Contract will be transferred within a reasonable time period for the proper administration of the annuitant's account.

                                  IL ANNUITY AND INSURANCE COMPANY

                                    /s/Lisa P. Foxworthy-Parker

                                             SECRETARY
E-457-01